U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 31, 2012

U.S. FUEL CORPORATION
(Exact Name of registrant as specified in its Charter)

Nevada	0-31959	88-0433815
State of Incorporation)	Commission File No.	(IRS Employer Identification No.)

277 White Horse Pike, Ste.200, Atco, N.J.	08004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, (856) 753 - 1046

(Registrant’s former name and address)

NUCLEAR SOLUTIONS,INC.

5505 Connecticut Ave., N.W. Ste.191, Washington, D.C.	20015
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01 Other Events

Clarification of OTC Caveat Emptor and investments

US Fuel Corporation has had a spike in trading due to rise in investor confidence stemming from Global Private Funding Inc. incubating US Fuel Corporation. As a result, US Fuel Corporation as well as Global Private Funding has received a large volume of calls inquiring about the Caveat Emptor designation on the OTC. This document is meant to serve as a clarification and full disclosure of the reasons for such designation by OTC, what US Fuel is doing to comply, the true investor risk of such as designation and the expected timing for the removal of the designation.

History:
Since mid 2011, the US Fuel stock has borne the OTC Market label of “Caveat Emptor”, also known as the “Skull and Crossbones”.

Cause:
US Fuel acknowledges that it has failed to timely file SEC reports.

Resolution:
With new and enhanced management, and in compliance with contractual obligations of the Incubation Program of Global Private Funding, US Fuel Corporation has filed several 8K documents with the SEC and a 10Q will be filed within the next 7-10 days.

Validation:
The process of removing the Caveat Emptor involves first the submissions to the SEC, then OTC reviewing the submissions and making a determination that removal of the designation is appropriate.   It is a process that we are coordinating through OTC, which is described at the OTC website address at http://www.otcmarkets.com/companies-advisors/upgrade-otc-tier and the telephone number to OTC is (212) 896-4420.

Anyone who is a current investor or potential investor of US Fuel should contact OTC directly if they have any questions. All the filings can be examined at http://www.otcmarkets.com/stock/USFF/filings.

Timing:
US Fuel has been told by OTC that upon its determination that  all disclosures and filing are sufficient, it may take about a week for the Caveat Emptor designation to be removed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Fuel Corporation
Dated: August 31, 2012
/s/ Harry Bagot
By: Harry Bagot
President & CEO